Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
FEDERAL SIGNAL CORPORATION
As independent registered public accountants, we consent to the incorporation by reference in Registration Statement (No. 333-190976) on Form S-8 and Registration Statement (No. 333-165558) on Form S-3 of our report dated June 16, 2014, relating to the statements of net assets available for benefits of Federal Signal Corporation Retirement Savings Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Federal Signal Corporation Retirement Savings Plan.
/s/ MAYER HOFFMAN McCANN P.C.
Chicago, Illinois
June 16, 2014